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                                                                   EXHIBIT 4.10
                               INTER-CREDITOR AGREEMENT

    THIS INTER-CREDITOR AGREEMENT (this "Agreement") is made effective this
22nd day of November, 1996 by and among Fredrikson & Byron, P.A., (the "Agent"), and the creditors identified in Attachment A hereto (collectively the "Lenders" and each individually a "Lender") and IVI Publishing, Inc., a Minnesota corporation ("IVI").

                                       RECITALS

A. WHEREAS, on the effective date of this Agreement, the Lenders are loaning to IVI up to the maximum aggregate principal sum of $3,000,000 pursuant to the terms of individual 9% Convertible Subordinated Debentures (the "Convertible Debentures") issued to each of the Lenders in the denominations set forth opposite each Lender's name in Attachment A (the "Loans").

B. WHEREAS, the Convertible Debentures are convertible into shares of IVI Common Stock (the "Common Stock").

C. WHEREAS, IVI will apply the net proceeds from the Loans for product development, marketing and to fund working capital for general corporate purposes.

D. WHEREAS, the Lenders desire to appoint the Agent as the agents of the Lenders to enter into a Security Agreement, dated of even date herewith, regarding the Lenders' security interest in the assets of IVI (the "Security Agreement") (attached hereto as Attachment B) and to authorize the Agent to take actions as set forth herein, on behalf of the Lenders.

                                  A G R E E M E N T

    NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, each of the Agent and each Lender hereby agree as follows:

    1. Appointment of Agent. Each Lender hereby irrevocably appoints and authorizes the Agent to act as his, her or its agent under any subordination agreements with existing creditors or future bank creditors, and the Security Agreement and to exercise such powers hereunder, as are specifically designated hereby, and to take such other actions as may be reasonably incidental thereto.

    In furtherance of the foregoing, and not in limitation thereof, the Agent is authorized to (a) execute the Security Agreement, and any amendments, waivers or other modifications thereof following execution, (b) be named the nominal secured party on UCC-1 financing statements, and (c) hold and dispose of the Collateral under the Security Agreement. Such appointment shall be irrevocable without the consent of the holders of not less than 80% of the outstanding principal amounts of the Loans. The Agent hereby accepts such appointment.


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    2.   Transfer of Notes.  Each Lender hereby agrees not to transfer the notes evidencing the Loans during the continuance of this Agreement, unless such transfer is made expressly subject to the provisions of this Agreement.

    3. Pro-Rata Payments and Forbearance. Each Lender agrees not to accept payments with respect to the Loans other than on a pro-rata basis as set forth in Attachment A. In the event that one or more of the Lenders shall receive preferential payments of principal or interest of the Loans, the recipient Lender shall undertake to redistribute to the other Lenders any amounts of such payments as shall be necessary to maintain pro-rata payments to all Lenders, with respect to the Loans. Each Lender agrees not to initiate any action against IVI to collect upon the Loans, it being agreed that all such collection actions shall be taken by the Agent.

    4. Collection Actions. The Agent may communicate to IVI demands for payment of the Loans and provide to IVI notice of default on such Loans. The Agent, however, may not take action to collect the Loans or foreclose upon the collateral without first having received the authorization to initiate collection activities by the holders of not less than 51% of the outstanding principal amounts of the Loans, in which event the Agent may act to collect the loan or foreclose on the collateral. Such authorization may be obtained in one or more written documents specifying such authorizations signed by the Lenders or at a meeting of the Lenders. Following an event of default under the Security Agreement, the Agent may call for a meeting of the Lenders or seek the written consent of the Lenders to such collection activities. Upon the receipt by the Agent of a written request of one or more of the Lenders holding in the aggregate not less than 20% of the outstanding principal amounts of the Loans for a meeting of the Lenders, the Agent will call for a meeting of the Lenders.

    5. Scope of Authority. The Agent shall be permitted to take or refrain from taking such collection actions as the Agent deems appropriate. In furtherance of the foregoing, and not in limitation thereof, the Agent is authorized to enter into settlements and arrangements with IVI and other creditors of IVI, foreclose upon the Collateral and dispose of the Collateral in public or private sales. The Agent may employ legal counsel, business advisors, appraisers, auctioneers and other professionals in connection with the performance of the Agent's responsibilities hereunder. Notwithstanding anything in this Agreement or the Security Agreement to the contrary, the Agent shall not, without the prior written consent of the holders of not less than 51% of the outstanding principal amounts of the Loans: (a) release any Collateral or agree to the release or modification of any of its rights or powers with respect to the Collateral or agree to or accept any other collateral in substitution for the Collateral; (b) release, modify or waive the liability of any person now or hereafter primarily or secondarily liable for the payment of any of the secured obligations under the Security Agreement (the "Secured Obligations"); (c) agree to any amendment, modification, renewal or extension of any of the Secured Obligations or the Security Agreement; (d) waive or release any claim against any existing or future obligor, guarantor or endorser of any of the Secured Obligations. Likewise, no Lender shall commit any of the foregoing acts during the term hereof with respect to any Secured Obligation owing to such Lender.

    6. Indemnification and Expenses. Each Lender shall indemnify and hold the Agent harmless with respect to liabilities and expenses the Agent may incur in acting as the


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agent for the Lenders.  Such indemnification and reimbursement shall be made ratably according to each Lender's respective outstanding principal balance of the Loans. The Agent may apply payments received from IVI or from the disposition of the Collateral to satisfy the costs and expenses incurred by the Agent; provided, however, no such indemnification or reimbursement may be taken for any portion of liabilities or expenses resulting from the gross negligence or willful misconduct of the Agent.

    7. Character of Actions. In acting hereunder, the Agent shall be deemed to be acting as agent for all of the Lenders, including, without limitation, the Agent as Lenders. The Agent shall not be deemed a trustee, receiver or assignee of the assets of IVI. The relationship of the Lenders shall not be deemed a joint venture, partnership, association or other entity.

    8. Exculpation. Neither the Agent nor any of their officers, directors, employees, designees, agents or attorneys shall be liable for any action taken or omitted to be taken hereunder in connection with this Agreement or the Security Agreement, unless caused by its or their gross negligence or willful misconduct. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to schedule, certificate, statement, report, notice or other writings which the Agent reasonably believe to be genuine or to have been properly presented. Neither the Agent nor any of their designees shall (a) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability, of this Agreement, the Security Agreement, or any other instrument or document delivered or in connection with the Loans, (b) be responsible for the validity, genuineness, effectiveness, existence or value of any Collateral, (c) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by IVI of its obligations, or (d) in any event, be liable as such for any action taken or omitted by it or them. The agency hereby created shall in no way impair or alter any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity. The Agent shall have the same rights and powers hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not an Agent.

    9. Credit Investigation. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf in making its Loan to IVI as would have been the case had the Loan been made directly to IVI by such Lender without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that the Agent make no representations or warranties about the creditworthiness of IVI, or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Security Agreement, of any other instrument or document delivered in connection with the Loans.

    10. Non-Payments. The Agent shall not be deemed to have knowledge of the occurrence of payments or non-payments by IVI to the Lenders unless the Agent have received notice of such from Lender or IVI. In the event that the Agent receives a notice of non-payment, the Agent shall give prompt notice thereof to all of the Lenders.

    11. Obligations Several. The obligations of each Lender hereunder are the several obligations of such and neither any Lender nor the Agent shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Agent or any Lender


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to perform any of its obligations hereunder relieve the Agent or any other
Lender from the performance of its respective obligations hereunder.

    12. Lender's Reservation of Rights. Each Lender hereby reserves any rights and/or claims it may now or hereafter claim to have against any other Lender with respect to the Loans or the Secured Obligations; provided, however, no such reservation shall modify, alter or abrogate each Lender's obligation to comply with the terms of this Agreement.

    13. Resignation and Appointment of Successor Agent. The Agent may resign as such at any time upon giving at least 30 calendar days' prior notice to IVI and the Lenders. In the event of any resignation of the Agent, the Lenders holding not less than 80% of the outstanding principal balance of the Loans shall as promptly as practicable appoint a successor agent. If no such successor agent shall have been appointed by Lenders and/or shall have accepted such appointment within 20 calendar days after the resignation notice from the resigning agent, then the resigning agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America having a combined capital and surplus of at least $50,000,000. The resignation of either Agent shall become effective when a successor agent shall have been appointed and shall have accepted such appointment. Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon be entitled to receive from the prior agent such documents of transfer and assignment as such successor agent may reasonably request and the resigning agent shall be discharged from its duties and obligations in its capacity as Agent under this Agreement. Such successor agent shall provide prompt written notice to IVI of such appointment.

    14. Notices. Any notice or other communication under this Agreement shall be in writing and mailed or delivered (i) to the Agent at Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, MN 55402;
(ii) to any Lender at the address indicated in Attachment A or the Agent at the addresses listed above or (iii) to IVI at 7500 Flying Cloud Drive, Minneapolis, MN 55344-3839. Such addresses may be changed upon written notice to the Agent, all Lenders and IVI in compliance with this section.

    All such notices, requests, demands and other communications shall, when mailed, be effective two days after deposited in the mails, postage prepaid and addressed as provided herein.

    15. Expenses. IVI shall reimburse the Agent for their reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with the performance of their obligations under this Agreement.

    16. Effective Execution Date and Counterparts. This Agreement will be executed in counterparts prior to initial disbursement of the proceeds from the Loans to IVI and shall become effective on the disbursement of such proceeds. Additional persons may be added to this Agreement by execution of this Agreement in counterpart up to the maximum Loan amount of $3,000,000. The Agent will mail to each Lender a copy of this Agreement, including Attachment A hereto which will be prepared as of the time of such disbursement.


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    17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its conflict of law principles. Each Lender submits to the jurisdiction of the courts of the State of Minnesota in connection with matters arising under this Agreement.

    18. Conflicts. Fredrikson & Byron, P.A., has agreed to serve as the Agent hereunder at the request of the parties hereto. Lenders are aware that Fredrikson & Byron, P.A. serves as general counsel to IVI and as counsel to IVI in connection with this offering, and notwithstanding such conflict have agreed to appoint Fredrikson & Byron, P.A. as their Agent. IVI understands that in the event of a default on the Debentures, Fredrikson & Byron, P.A. would be obligated to enforce the rights of the Lenders which would place Fredrikson & Byron, P.A. in an adverse position to IVI, and IVI hereby waives it rights to object to such conflict as a client of Fredrikson & Byron, P.A.

    IN WITNESS WHEREOF, the Lenders and the Agent have executed this Agreement in counterparts on November 22, 1996.

                             "Agent"

                             Fredrikson & Byron, P.A.


                             By    /s/ Thomas R. King
                               ------------------------
                             Its: Vice-President


                             "Lender"


                             By: Fredrikson & Byron, P.A.

                             /s/ Thomas R. King

                             ---------------------
                             Its: Vice-President
                                as Attorney-in-fact on behalf of the Investors as defined above pursuant to authority vested in him under the Subscription Agreement


                             IVI Publishing, Inc.

                             By /s/ Joy Solomon
                               -----------------------
                             Its       President & CEO
                                ----------------------